Exhibit 11.1

[Translation]

Code of Ethics at Woori Financial Group

Woori Financial Group (“WFG”) is one of the leading financial groups in Korea and pursues integrated financial network, which renders the happiness of its clients, and shall, based on trusted ethical business management, contribute to the national economy and development of the society by wholly fulfilling our responsibility for all interested parties who serve as our basis for survival such as clients, shareholders, officers and employees, nation and society.

In order to do so, WFG has enacted this code of ethics, which are the basic principles for proper decisions and behavior that should be abided by all members of WFG, and thus by actively acting in accordance with such code of ethics, WFG renders the basic foundation for becoming a worldwide leading financial group.

Pledge to Clients

•	WFG shall make it a priority to endow its clients with joy and happiness.

-	The clients are the foundation for sustenance and growth of WFG. Therefore, we should consider the clients’ trust as important life, think and act from the client’s perspective and make it a priority to place clients’ satisfaction and development as the most critical agenda. Furthermore, WFG shall maintain confidentiality and security with regard to all information related to clients and shall not disclose information to outside sources or utilize such information for other purposes without prior approval from the clients and refrain from any unmoral and unethical act, which may be detrimental to the clients’ profits.

Pledge to Shareholders

•	WFG shall respect the rights and requests of the shareholders and make efforts to provide the highest value to the shareholders.

-	WFG shall establish a responsibility management system through efficient and reasonable management and obtain trust from the shareholders by observing procedural justice in the process of performing its duties. Furthermore, WFG shall maintain and increase shareholders’ assets and realize sound profits and thus maximize the value of investments of shareholders and respect reasonable requests and rights of the shareholders.

Pledge to Officers and Employees

•	WFG shall treat all officers and employees as the most precious assets of WFG and make efforts to be an exemplar workplace in which individual dreams and futures are guaranteed.

-	WFG shall make efforts to enhance individual value by equally granting self-development opportunities to every officer and employee and by evaluating and compensating them in a fair and reasonable manner based on individual competence, talent and performance results. In addition, WFG shall provide its officers and employees with necessary resources and environment and respect and encourage them so that they may participate in the management of WFG according to their given duties and responsibilities and utilize their experiences and creative ideas to the fullest.

Pledge to Nation and Society

•	WFG shall fulfill social responsibilities and contribute to the national economy and development of society.

-	The compliance of laws and regulations is the most essential and lowest threshold to business performance and does not indicate the complete fulfillment of ethical responsibility. Accordingly, WFG shall abide by all domestic and international laws and regulations and market rules, take the initiative in establishing a fair financial system and respect various social values and customs. In addition, as a part of recognizing social responsibility, we shall refrain from all activities that cause harm to the national economy or are contrary to national sentiment, reject any and all absurdities that impede sound industrial activities and fulfill corporate social duties and responsibilities through educational, cultural and social welfare businesses.

Pledge of WFG

•	WFG shall do its best to fulfill its duties and missions in a proper and reasonable method based on the ethical management philosophy.

-	WFG’s mission is to identify with and abide by the ethical business management philosophy of WFG. It should be noted that WFG’s ethical reputation is formed and its future is determined based on the decision-making and behavior that we conduct on a daily basis. Accordingly, WFG should conduct sound judgment and exemplify righteous behavior based on honesty, sincerity, fairness and transparency in performing its duties.